Exhibit 10.4

Amendment No. 2
To The
Scholastic Corporation
2001 Stock Incentive Plan

Article IX of the Scholastic Corporation 2001 Stock Incentive Plan (“Plan”) is amended by replacing Section 9.2(a)(iv) thereof in its entirety with the following:

                              (iv)      Termination for Cause Or For Any Reason Other Than Death, Disability, Retirement or Involuntary Termination Without Cause. If a Participant’s Termination of Employment or Termination of Consultancy is for Cause, all Stock Options held by such Participant shall thereupon terminate and expire as of the date of such Termination of Employment or Termination of Consultancy. If a Participant’s Termination of Employment or Termination of Consultancy is for any reason other than Cause, death, Disability, retirement (as described in clause (ii) above), or other than an involuntary Termination of Employment or Termination of Consultancy without Cause, including, without limitation, a voluntary Termination of Employment or Termination of Consultancy, all Stock Options held by such Participant may be exercised, to the extent exercisable at Termination of Employment or Termination of Consultancy, by the Participant at any time within a period of 90 days from the date of such Termination of Employment or Termination of Consultancy, but in no event beyond the expiration of the stated term of such Stock Options.

          Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof.

          The foregoing amendment was duly approved by resolution of the Human Resources and Compensation Committee of the Board of Directors of Scholastic Corporation at its meeting held on March 20, 2007.